Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture (“Supplemental Indenture”) is made as of the 17th day of June 2011 among American Medical Systems Holdings, Inc., a corporation duly organized under the laws of the State of Delaware (the “Company”), the Notes Guarantors (as defined in the Indenture defined below), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States, as Trustee (the “Trustee”), under the Indenture, dated as of June 27, 2006 (as amended and supplemented by the First Supplemental Indenture between Laserscope and the Trustee dated September 6, 2006, the “Indenture”).

W I T N E S S E T H

WHEREAS, the Company, the Notes Guarantors and the Trustee have heretofore executed and delivered the Indenture providing for the issuance by the Company of 3  1/4% Convertible Senior Subordinated Notes due 2036 (the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of April 10, 2011 (the “Merger Agreement”), by and among Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Parent”), NIKA Merger Sub, Inc., a Delaware corporation and wholly owned indirect subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned indirect subsidiary of Parent;

WHEREAS, the Merger became effective on June 17, 2011 (the “Effective Time”) and, from and after the Effective Time, among other things, each issued and outstanding share of Common Stock outstanding immediately prior to the Effective Time (other than shares held by Parent or its subsidiaries, shares held by the Company or held in the treasury of the Company, and any Dissenting Shares (as defined in the Merger Agreement)) were converted automatically into and thereafter represented the right to receive $30.00 in cash, without any interest thereon;

WHEREAS, Section 4.10 of the Indenture provides that, in connection with the Merger, the Company shall execute with the Trustee a supplemental indenture providing that, at the Effective Time, the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such Notes into the kind and amount of cash that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive;

WHEREAS, Section 10.01 and Section 10.06 of the Indenture provide that the Company, when authorized by the resolutions of the Board of Directors and by action of the Notes Guarantors and the Trustee may, from time to time and at any time enter into a supplemental indenture without the consent of the holders of the Notes to make any other change that does not adversely affect the rights of any holder;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) copies of resolutions of the Board of Directors of the Company authorizing the execution of this Supplemental Indenture and (ii) the Opinion of Counsel described in Section 10.06 of the Indenture; and

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed;

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

Definitions

Section 1.01. General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

Amendments

Section 2.01. Volume Weighted Average Price. Subject to and upon compliance with the provisions of the Indenture, the Volume Weighted Average Price shall be fixed at $30.00 per share of Common Stock.

ARTICLE 3

Miscellaneous Provisions

Section 3.01 Effectiveness; Construction. This Supplemental Indenture shall become effective and operative and binding upon each of the Company, the Notes Guarantors, the Trustee and the holders of the Notes as of the day and year first above written, and upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03 Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “Act”), that is required under the Act to be part of and govern any provision of this Supplemental Indenture, the provisions of the Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Act that may be so modified or excluded, the Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 3.04 Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture so supplemented relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.05 No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties to the Indenture, as supplemented hereby, and their successors, and to the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.06 Severability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be impaired thereby.

Section 3.07 Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.08 Successors. All agreements of the Company, the Notes Guarantors and the Trustee in this Supplemental Indenture shall bind their respective successors.

Section 3.09 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.10 Counterpart Signatures. This Supplemental Indenture may be signed by the parties hereto in multiple counterparts. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.

[Signatures follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC., as the Company

By:	/s/ Mark A. Heggestad
	Name:	Mark A. Heggestad
	Title:	Executive Vice President and Chief Financial Officer

AMERICAN MEDICAL SYSTEMS, INC., as a Notes Guarantor

By:	/s/ Mark A. Heggestad
	Name:	Mark A. Heggestad
	Title:	Executive Vice President and Chief Financial Officer

AMS SALES CORPORATION, as a Notes Guarantor

By:	/s/ Mark A. Heggestad
	Name:	Mark A. Heggestad
	Title:	Executive Vice President and Chief Financial Officer

LASERSCOPE, as a Notes Guarantor

By:	/s/ Mark A. Heggestad
	Name:	Mark A. Heggestad
	Title:	Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as the Trustee

By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]